Exhibit 10.18

XINYUAN REAL ESTATE CO., LTD.

September [•], 2007

CONFIDENTIAL

[Name of the executive]

[Address of the executive]

EMPLOYMENT AGREEMENT

Dear [•]:

This employment agreement (this “Agreement”) sets forth the agreement between you and us regarding your employment by Xinyuan Real Estate Co., Ltd. (the “Company”).

1.	Title and Authority

(a)	You are hereby employed by the Company as . The term of services to the Company is years commencing on , and ending on , (the “Term”). The Term may be early terminated pursuant to the provisions of Article 5 hereof.

(b)	Without restricting the foregoing provision, your duties and responsibilities shall also include performing such duties consistent with such position as may be reasonably assigned to you from time to time by the Company. You will perform your obligations hereunder loyally and in a diligent and professional manner, and will report to the Chief Executive Officer and the Board of Directors of the Company, and to such other persons as may be designated by the Company.

(c)	Your services will be performed primarily in the People’s Republic of China (“PRC”). You shall devote all of your professional time and efforts to the business of the Company.

2.	Compensation, Benefits and Expenses

(a)	As full consideration for the services to be provided by you under this Agreement and as full compensation for the obligations and restrictions to be imposed on you by this Agreement, the Company shall pay you, and you agree to accept, the base salary, stock option and other incentive programs, and other benefits as set forth in this Article 2.

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Base salary. While this Agreement remains in effect, in consideration for the performance of your obligations hereunder and for your non-competition and other obligations under the Confidentiality Agreement (as defined below), you will be paid an annual compensation of RMB before taxes (your “Annual Compensation”), payable in monthly installments on or before the last day of each month.

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Stock options and other incentive programs. Subject to any determination of the Board of Directors and subject to the Company adopting a long term equity incentive plan duly approved by its shareholders, you shall be entitled to participate in the Company’s inventive plan for senior management (the “Equity Inventive Plan”), once adopted. You shall be granted non-qualified stock options (“Options”) to purchase common shares of the Company (“Common Shares”) pursuant to option agreements approved in accordance with the Company’s Amended and Restated Memorandum and Articles of Association, subject to the terms and conditions set forth otherwise.

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Benefits. The Company shall provide you with such pension, health, unemployment, and other social insurance and housing fund benefits in accordance with applicable PRC law and regulations. Your other benefits shall be treated in accordance with related applicable PRC law and regulations. In addition to the mandatory public holidays under PRC law and regulations, you shall be entitled to up to twenty (20) Business Days paid vacation annually (which shall include annual home leave), in accordance with the Company’s applicable policies and practices.

For purposes of this Agreement, a “Business Day” shall be any day except a Saturday, a Sunday or a legal holiday in the PRC.

(b)	The Company shall reimburse you for reasonable business expenses incurred in performing your services hereunder (“Expenses”), provided that you will furnish the Company with reasonably detailed invoices and receipts on a monthly basis for any Expenses for which you seek reimbursement. The Company will reimburse you for such Expenses within thirty (30) days of receipt by the Company of such invoices and receipts, and such other supporting documentation with respect thereto, as may reasonably be requested by the Company.

(c)	Payments hereunder will be made in accordance with the Company’s standard procedures, either by check or by wire transfer to a bank account in the PRC in your name that you may designate; provided that such payments shall be subject to withholdings by the Company for (i) the amount of relevant individual income taxes payable by you under the laws of the PRC, (ii) the amount of social insurance and reserve funds required to be contributed by you under the laws of the PRC; and (iii) any other amounts for which the Company is obligated or entitled to withhold under the laws of the PRC.

3.	Code of Conduct

(a)	You must comply with all of the Company’s internal rules and policies for work discipline, treat the Company’s property with care, work in an ethical manner, uphold your confidentiality obligations, and actively attend all training courses provided by the Company (if any).

(b)	You must obey the Company’s instructions during the course of your work.

(c)	If you violate any of the Company’s internal policies, the Company may, but only to the extent such policies are in and of themselves no in contravention of PRC or other applicable law, in accordance with the provisions hereof, terminate this Agreement and your employment hereunder, in addition to any other remedies available to it under applicable law. In addition, if the Company suffers any economic losses due to your violation, the Company has the right to claim damages from you in accordance with, and to the extent allowable under, applicable law.

(d)	[You agree and promise not to provide or offer any remuneration, gift, service or article of value to any government officials (including working stuff or employees of any government or administrative agencies, political parties or candidates) of any country for any reason. You further agree and promise that you will not accept any remuneration in the form of cash or other tangible objects from any person in performing his/her duties under this Agreement other than the compensation specified in Article 2 of this Agreement. You promise that all your conducts under this Agreement shall be in compliance with all relevant laws, regulations and administrative rules of the PRC at all times.]

4.	Labor Protection and Labor Security

(a)	The Company will provide you with a safe and hygienic working environment that meets the relevant standards stipulated by PRC law;

(b)	The Company will provide you with training in rules regarding professional ethics, work skills, occupational health and safety and other relevant internal rules and policies (which training you also agree to undergo); and

(c)	The Company shall formulate operating procedures and a comprehensive set of working procedures, as well as standards for the implementation thereof.

5.	Termination

(a)	Unless earlier terminated as provided herein, the initial term of your employment under this Agreement shall terminate on the one (1) year anniversary of this Agreement. This Agreement, and your term of employment hereunder, shall automatically renew as of such one (1) year anniversary and each one (1) year anniversary thereafter (each such one (1) year anniversary, a “Termination Date”), on the same terms and conditions contained herein for successive periods of one (1) year each, unless terminated as provided herein prior to such renewal. A termination of this Agreement shall not relieve the parties of liability for breach hereof. Section 2(b) (but only with respect to Expenses incurred prior to such termination) shall survive the termination of this Agreement.

(b)	Upon termination of your employment by the Company prior to, or the non-renewal of your employment on, any applicable Termination Date, you will be entitled to financial compensation and subsidies for medical costs, if any, to the extent required by national and local regulations of the PRC. Except as expressly provided in this Section 5, you shall receive no other benefits upon termination of this Agreement.

(c)	Early Termination of this Agreement

The foregoing notwithstanding, either you or the Company may terminate this Agreement for whatever reason deemed appropriate by the terminating party, upon three (3) months written notice to the other party or such other notice period as mutually agreed to by the parties (the “Notice Period”); provided, however, that in the case of any termination (whether by you or the Company), in lieu of such notice, the Company may, subject to applicable law, elect to make a lump sum severance payment to you in an amount equal to the prorated portion of your Annual Compensation for the Notice Period (the “Severance Payment”); provided, further, that any termination shall be in accordance with applicable law. In the event of such termination, the Company shall be obligated to pay you:

(i)	your Annual Compensation throughout the Notice Period or, per the immediately preceding sentence, at the Company’s election, the Severance Payment; and

(ii)	if the termination is at the Company’s election, any prorated bonus payable under Section 2, or Options grantable under Section 3, in each case throughout the Notice Period.

(d)	The Agreement shall automatically terminate if:

(i)	the Term expires, unless automatically renewed pursuant to Section 5(a);

(ii)	any of the termination conditions occurs;

(iii)	you reach mandatory retirement age;

(iv)	you are dead or declared to be disappeared or dead by a court of law; or

(v)	the Company is bankrupt or dissolved lawfully.

6.	Compliance with Policies and Procedures and Other Legal Obligations

(a)	Policies and Procedures. You will at all times conduct yourself in accordance with all policies and procedures of the Company applicable to its employees (including without limitation compliance manuals, codes of ethics and securities trading policies), copies of which policies and procedures may be given to you from time to time. In this regard, you acknowledge receipt of [the Company’s Compliance Manual] and Code of Ethics and you acknowledge that you have executed and are bound by the provisions of the [Confidentiality and Non-competition Agreement] between you and the Company (the “Confidentiality Agreement”). You further agree that you will at all times conduct yourself in accordance with all applicable laws and regulations in the United States, the PRC and any other relevant jurisdiction.

(b)	Compliance with Other Obligations. You covenant to the Company as follows:

(i)	you will not disclose to the Company or to any of its Affiliates any confidential information belonging to any of your previous employers or any other Person, and you will comply with all agreements to which you are a party or by which you are bound (the term “Person” means any individual, unincorporated organization, governmental authority or agency, general partnership, limited partnership, limited liability company, corporation, joint venture, trust, business trust, cooperative, association or other entity, and the term “Affiliates” means any equity holders, subsidiaries, directors, officers or any entity that, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with the Company); and

(ii)	you will promptly notify the Company if at any time hereafter any of the representations or covenants in this Section is not true as of such time in all respects.

(c)	Representations and Warranties. You further represent and warrant to the Company as follows:

(i)	you have not been convicted or accused of any offense involving fraud, corruption, or moral turpitude and are not currently listed by any government agency as debarred, suspended, proposed for suspension or debarment, or otherwise declared ineligible to perform any services in any industry based on your prior conduct;

(ii)	you have not been a party to any lawsuit, arbitration, administrative or regulatory proceeding or other comparable proceeding, nor to your knowledge have you been the subject of any governmental or administrative investigation, at any time in the last ten years;

(iii)	you are fully qualified under applicable law of the PRC to perform your obligations hereunder and have complied with any applicable registration and licensing requirements with respect thereto;

(iv)	your employment by the Company and the performance of the services hereunder will not violate or conflict with any agreement or arrangement to which you are a party or by which you are bound;

(v)	you are not bound by the terms of any agreement with any of your previous employers or any other Person relating to confidentiality or non-competition, and you will not enter into any such agreements that would restrict your activities under this Agreement; and

(vi)	you are not currently employed by any other Person.

7.	Breach of the Agreement

(a)	If the Company violates PRC law or the provisions of this Agreement and causes you to suffer losses as a result, then the Company shall compensate you for such losses.

(b)	If you violate PRC law or the provisions of this Agreement and cause the Company to suffer losses as a result, then the Company has the right to terminate this Agreement and your employment hereunder, in addition to any other remedies available to it under [New York and] PRC law.

(c)	If you breach the confidentiality or non-competition obligations hereof, thereby causing losses to the Company, you shall compensate the Company in accordance with PRC law, in addition to any other remedies available under [New York and] PRC law.

(d)	If you terminate this Agreement in violation of PRC law or the terms hereof and thereby cause losses to the Company, you shall compensate the Company for the following, in addition to any other remedies available under PRC law:

(i)	any recruitment expenses which the Company paid in respect of you; and

(ii)	any training expenses paid by the Company in respect of you.

8.	Other Provisions

(a)	All notices and other communications required to be given to the Company under this Agreement shall be given to the Company at its principal office.

(b)	If you are employed by any existing or future Affiliate of the Company at any time, or provides services to such Affiliate, or otherwise retained by such Affiliate, then the obligations under this Agreement shall continue to apply. Any reference to the Company shall include such Affiliate. In the event that this Agreement expires or terminates for any reason, you shall immediately resign from any position at such Affiliate of the Company, unless otherwise required by the Company.

(c)	You agree that you will not transfer, sell, assign or otherwise dispose of (whether voluntarily, involuntarily or by operation of law) any rights or interests under this Agreement, and your rights shall not be subject to any security interest or creditors’ claims. Any such transfer, assign or other disposal shall be invalid. Nothing contained in this Agreement shall prevent the Company from merging into or with any other company or selling all or substantially all of the assets of the Company, or transfer this Agreement or any obligation under this Agreement. In the event of any change in the ownership interest or the control of the Company, the provisions of this Agreement shall continue to apply and shall be binding upon any successors. Notwithstanding and subject to the foregoing, this Agreement shall be valid and binding upon, and inure to the benefit of, the successor, representative, heirs and permitted assigns of each party, and shall not vest in any other individual or entity any interest.

(d)	You hereby authorize the Company to use, or authorize any other person to use, once or from time to time during your employment with the Company, your names, photos, images (including cartoons), voices and resume as well as your photocopies and duplicates thereof in any media now known or developed in the future (including but not limited to movies, videos, digital or any other electronic media) for purposes as may be deemed appropriate by the Company.

(e)	This Agreement and the Confidentiality Agreement set forth the entire agreement and understanding of the parties with respect to the subject matter hereof, and supersede all other negotiations, communications and agreements between them with respect to the subject matter hereof. This Agreement may be amended and the terms hereof may be waived only by a written instrument signed by both of the parties.

(f)	This Agreement shall be governed by and enforced in accordance with the laws of the State of New York, excluding choice-of-law principles of the law of such state that would require the application of the laws of a jurisdiction other than such state.

(g)	The parties to this Agreement mutually agree that in the event of any controversy or claim arising out of or relating to this Agreement, or any breach thereof, or any other dispute between the parties, the parties shall first attempt to resolve such matter through friendly consultation. Thereafter, any such dispute shall be resolved by arbitration. Unless the parties otherwise agree, the arbitration shall be administered by the International Chamber of Commerce in accordance with its commercial arbitration rules then in effect and the place of arbitration shall be Hong Kong, Special Administrative Region. In the absence of fraud, any decision and award rendered by the arbitrators shall be final and binding on all parties, shall not be subject to appeal except as provided by law and may be entered and enforced in any court having jurisdiction.

(h)	In any dispute arise from or in connection with this Agreement, the winning party shall be entitled to be reimbursed for reasonable legal fees.

(i)	If one or more of the provisions of this Agreement or any remedy provided herein is or shall become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions and remedies contained herein shall not be affected thereby.

(j)	This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

[Signature page follows]

Please acknowledge your agreement with and acceptance of the foregoing by returning a signed copy of this Agreement to the undersigned.

XINYUAN REAL ESTATE CO., LTD.

By
Name:	Yong Zhang
Title:	Chairman and Chief Executive Officer

Agreed and accepted
as of the date first written above:

[Name of Executive]